Exhibit 10.38

To:	Tiffany & Co. 200 Fifth Avenue New York, New York 10010 United States of America

From:	MUFG Securities EMEA plc Ropemaker Place, 25 Ropemaker Street London EC2Y 9AJ United Kingdom

Re:	Accelerated Stock Repurchase

Ref. No:	As provided in the Supplemental Confirmation

Date:	May 31, 2018

This master confirmation (this “Master Confirmation”), dated as of May 31, 2018 is intended to set forth certain terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between MUFG Securities EMEA plc (“Dealer”) and Tiffany & Co. (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any particular Transaction shall be set forth in a Supplemental Confirmation substantially in the form of Schedule A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of the law of the State of New York as the governing law and US Dollars (“USD”) as the Termination Currency, (ii) the election that Multiple Transaction Payment Netting will apply to any Transaction that constitutes an Equity Contract (as defined in Section 14 below) and (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Dealer and Counterparty, with (a) the “Threshold Amount” with respect to the Dealer equal to two percent of Dealer’s shareholders’ equity on a consolidated basis as specified in its latest publicly available financials (or its equivalent in another currency) and the “Threshold Amount” with respect to the Counterparty equal to USD 40 million and (b) the deletion of the words “, or becoming capable at such time of being declared,” from clause (1) of Section 5(a)(vi).

The Transactions shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein or in the related Supplemental Confirmation.

If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, any Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; and (iv) the Agreement.

1.                   Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation relating to any Transaction, shall govern such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Buyer:	Counterparty

Seller:	Dealer

Shares:	Common stock, par value $0.01 per share, of Counterparty (Ticker: “TIF”).

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges.

Prepayment/Variable
Obligation:	Applicable

Prepayment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation:

VWAP Price:	For any Calculation Date, subject to “Valuation Disruption” below, the Rule 10b-18 volume-weighted average price per Share for the regular trading session (including any extensions thereof) of the Exchange on such Calculation Date (without regard to pre-open or after hours trading outside of such regular trading session for such Calculation Date), as published by Bloomberg at 4:15 p.m. New York City time (or 15 minutes following the end of any extension of the regular trading session) on such Calculation Date, on Bloomberg page “TIF US <Equity> AQR_SEC” (or any successor thereto), or if such price is not so reported on such Calculation Date for any reason or is, in the Calculation Agent’s commercially reasonable determination, manifestly erroneous, as determined by the Calculation Agent in a commercially reasonable manner. For purposes of calculating the VWAP Price, the Calculation Agent will include only those trades that are reported during the period of time during which

Counterparty could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such trades, “Rule 10b-18 eligible transactions”).

Forward Price:	The arithmetic average of the VWAP Prices for the Calculation Dates in the Calculation Period, subject to “Valuation Disruption” below.
Calculation Date:	For each Transaction, any date that is both an Exchange Business Day and is set forth as a Calculation Date in the related Supplemental Confirmation.

Forward Price
Adjustment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Calculation Period:	The period from and including the Calculation Period Start Date to and including the Termination Date.

Calculation Period Start Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Termination Date:	The Scheduled Termination Date; provided that Dealer shall have the right to designate any Calculation Date on or after the First Acceleration Date to be the Termination Date (the “Accelerated Termination Date”) for the entire remaining Prepayment Amount or a portion thereof equal to no less than 25% of the initial Prepayment Amount, in either case by delivering notice to Counterparty of any such designation prior to 8:00 p.m. New York City time on the Calculation Date immediately following the designated Accelerated Termination Date; provided, however, that Dealer may designate no more than four (4) Accelerated Termination Dates in respect of a single Transaction.

In the case of any acceleration of the Termination Date in part for any Transaction (a “Partial Acceleration”), (i) Dealer shall specify in its written notice to Counterparty accelerating the Termination Date the portion of the Prepayment Amount for such Transaction that is subject to valuation on such Termination Date and (ii) the Calculation Agent shall make appropriate technical adjustments in a commercially reasonable manner to the terms of such Transaction to reflect the partial settlement of the Prepayment Amount (including cumulative adjustments to take into account all Partial Accelerations that occur during the term of such Transaction).

Scheduled Termination Date:	For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in “Valuation Disruption” below.

First Acceleration Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation Disruption:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Calculation Period or Settlement Valuation Period” after the word “material,” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, whenever a Disrupted Day occurs on a Calculation Date (i) in the Calculation Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the First Acceleration Date and the Scheduled Termination Date, or (ii) in the Settlement Valuation Period, the Calculation Agent may extend the Settlement Valuation Period, in each case, by one Calculation Date by delivering notice in writing to Counterparty of such postponement or extension and any related adjustments within two (2) Scheduled Trading Days of such Disrupted Day or, if earlier, the previously scheduled Scheduled Termination Date or last day of the Settlement Valuation Period, as applicable. If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event as provided herein), the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Forward Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended, and the weighting of the VWAP Price for the relevant Calculation Dates during the Calculation Period or the Settlement Valuation Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Forward Price or the Settlement Price, as the case may be, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares, and the Calculation Agent shall provide Counterparty notice of any such adjustments promptly following such partially Disrupted Day. Any Calculation Date on which the Exchange is scheduled to close prior to its normal close of trading shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs on a Calculation Date during the Calculation Period or the Settlement Valuation Period, as the case may be, and each of the four immediately following Calculation Dates is a Disrupted Day, then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem such fourth Calculation Date to be a Calculation Date that is not a Disrupted Day and determine the VWAP Price for such Calculation Date using its good faith and commercially reasonable estimate of the value of the Shares on such Calculation Date based on the volume, historical trading patterns and price of the Shares and such other commercially reasonable factors as it deems reasonably appropriate.

Settlement Terms:

Settlement Procedures:	If the Number of Shares to be Delivered is positive, Physical Settlement shall be applicable; provided that Dealer does not, and shall not, make the agreement or the representations set forth in Section 9.11 of the Equity Definitions related only to the restrictions imposed by applicable securities laws with respect to any Shares delivered by Dealer to Counterparty under any Transaction by virtue of Counterparty being the Issuer. If the Number of Shares to be Delivered is negative, then the Counterparty Settlement Provisions in Annex A shall apply.

Number of Shares
to be Delivered:	For each Transaction, a number of Shares equal to (x)(a) the Prepayment Amount divided by (b) the Divisor Amount minus (y) the Initial Shares. Notwithstanding Section 9.2 of the Equity Definitions, the Number of Shares to

be Delivered shall be rounded to the nearest whole number of Shares and no Fractional Share Amount shall be delivered.

Divisor Amount:	The greater of (i) the Forward Price minus the Forward Price Adjustment Amount and (ii) $1.00. Notwithstanding anything to the contrary herein, in the Equity Definitions, in a Supplemental Confirmation or in the Agreement, in no event shall (a) the Forward Price Adjustment Amount be less than zero or (b) clause (ii) of this definition of Divisor Amount be adjusted except due to Potential Adjustment Event that has a dilutive or concentrative effect on the theoretical value of a Share.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.

Settlement Date:	If the Number of Shares to be Delivered is positive, the date that is one Settlement Cycle immediately following the Termination Date.

Settlement Currency:	USD

Initial Share Delivery:	For each Transaction, Dealer shall deliver a number of Shares equal to the Initial Shares to Counterparty on the Initial Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Initial Share Delivery Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Initial Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.

 Share Adjustments:

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, neither an Excess Dividend or an Extraordinary Dividend nor any repurchases of Shares pursuant to the Other Specified Repurchase Agreement (as defined below) shall constitute a Potential Adjustment Event.

It shall constitute an additional Potential Adjustment Event if the Scheduled Termination Date for the relevant Transaction is postponed pursuant to “Valuation Disruption” above, in which case the Calculation Agent shall, in a commercially reasonable manner and to maintain or unwind a commercially reasonable hedge position, adjust any relevant terms of such Transaction as necessary to preserve as nearly as practicable the fair value of such Transaction to the parties prior to such postponement.

Excess Dividend:	For any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions or any Extraordinary Dividend) (a “Dividend”) the amount or value of which per Share (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount.

Extraordinary Dividend:	A per Share cash dividend or distribution, or a portion thereof, declared by Counterparty on the Shares that is classified by the board of directors of Counterparty as an “extraordinary” dividend.

Consequences of Excess
Dividend:	The declaration by the Issuer of any Excess Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period for any Transaction, shall constitute an Additional Termination Event in respect of such Transaction, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction. For the avoidance of doubt, upon the occurrence of an Additional Termination Event pursuant to the immediately preceding sentence, the economic effect of such change in amount or timing of a regular or expected dividend shall not be taken into account when calculating the Early Termination Amount.

Ordinary Dividend Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Method of Adjustment:	Calculation Agent Adjustment

Early Ordinary Dividend
Payment:	If an ex-dividend date for any Dividend that is not an Excess Dividend or Extraordinary Dividend occurs during any calendar quarter occurring (in whole or in part) during the Relevant Dividend Period (as defined below) and is prior to the Scheduled Ex-Dividend Date for such calendar quarter, the Calculation Agent shall make such commercially reasonable adjustment to the exercise, settlement, payment or any other terms of the relevant Transaction as the Calculation Agent determines appropriate to preserve the fair value of such Transaction to the parties after taking into account the timing of such Dividend.

Scheduled Ex-Dividend
Dates:	For each Transaction for each calendar quarter, as set forth in the related Supplemental Confirmation.

Extraordinary Events:

Consequences of

Merger Events:

(a)	Share-for-Share:	Modified Calculation Agent Adjustment

(b)	Share-for-Other:	Cancellation and Payment

(c)	Share-for-Combined	Component Adjustment

Tender Offer:	Applicable; provided that Section 12.1(d) of the Equity Definitions shall be amended by replacing “10%” in the third line thereof with “25%”.

Consequences of

Tender Offers:

(a)	Share-for-Share:	Modified Calculation Agent Adjustment; provided that, unless the Supplemental Confirmation provides that Regulatory Event is not applicable, in the event that Dealer concludes, in its good faith and commercially reasonable discretion, upon advice of counsel that adjustment or continuance of the Transaction is not appropriate following such Tender Offer as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer, but provided that such policies or procedures are related to legal, regulatory or self-regulatory issues and are generally applicable in similar situations and applied to any Transaction hereunder in a non-discriminatory manner) (a “Regulatory Event”), Cancellation and Payment shall apply.

(b)	Share-for-Other:	Modified Calculation Agent Adjustment; provided that, unless the Supplemental Confirmation provides that Regulatory Event is not applicable, in the case of a Regulatory Event, Cancellation and Payment shall apply.

(c)	Share-for-Combined:	Modified Calculation Agent Adjustment; provided that, unless the Supplemental Confirmation provides that Regulatory Event is not applicable, in the case of a Regulatory Event, Cancellation and Payment shall apply.

Any adjustment to the terms of any Transaction hereunder and the determination of any amounts due upon termination of any Transaction hereunder as a result of a Merger Event, Tender Offer shall be made without duplication in respect of any prior adjustment hereunder (including, without limitation, any prior adjustment pursuant to Section 9 below).

Nationalization,
Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a)	Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the phrase “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”, (ii) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (iii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Positions”, and (iv) adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” immediately following the word “Transaction” in clause (X) thereof; provided further that any determination as to whether (A) the adoption of or any change in any applicable law or regulation or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date and (iv) deleting clause (Y) thereof.

(b)	Hedging Disruptions:	Applicable

(c)	Increased Cost of Hedging:	Not applicable

(d)	Failure to Deliver:	Applicable

(e)	Insolvency Filing:	Applicable

(f)	Loss of Stock Borrow:	Applicable
	Maximum Stock Loan Rate:	200 basis points per annum

(g)	Increased Cost of Stock Borrow:	Applicable

	Initial Stock Loan Rate:	25 basis points per annum

	Hedging Party:	Dealer

	Determining Party:	Dealer; provided that following any determination or calculation by the Determining Party hereunder, upon a written request by Counterparty, the Determining Party will promptly (but in any event within three Scheduled Trading Days) provide to Counterparty reasonable details regarding the basis for such determination or calculation, as the case may be, it being understood that the Determining Party shall not be obligated to disclose any proprietary or confidential models or other information that is proprietary or that it is under contractual, legal or regulatory obligations not to disclose.

Relevant Dividend Period:	The period from and including the Calculation Period Start Date to and including the Relevant Dividend Period End Date.

Relevant Dividend Period
End Date:	If Annex A applies, the last day of the Settlement Valuation Period; otherwise, the Termination Date (or, if any Partial Acceleration occurs, the Termination Date corresponding to the last Partial Acceleration of the relevant Transaction).

Non-Reliance/Agreements and
Acknowledgements Regarding
Hedging Activities/Additional
Acknowledgements:	Applicable

Transfer:	Notwithstanding anything to the contrary in the Agreement, Dealer may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under any Transaction, in whole or in part, to an affiliate of Dealer, with the prior written consent of Counterparty, which consent will not be unreasonably withheld or delayed.

Counterparty’s Payment and
Delivery Instructions:	To be advised

Dealer’s Payment and
Delivery Instructions:	To be provided by Dealer

Counterparty’s Contact Details
for Purpose of Giving Notice:	Tiffany & Co.

200 Fifth Avenue
New York, New York 10010
Attn: Vice President – Treasurer
Telephone: 973-254-7612
Email: Jason.Wong@Tiffany.com

With a copy to:

Tiffany & Co.
200 Fifth Avenue
New York, New York 10010
Attn: Senior Vice President, Secretary & General Counsel
Telephone: 212-230-6863
Email: Leigh.Harlan@Tiffany.com
Dealer’s Contact Details for
Purpose of Giving Notice:	MUFG Securities EMEA plc
Ropemaker Place
25 Ropemaker Street London EC2Y 9AJ

Group: Derivative Confirmations
Facsimile: +44 207 577 2898 / 2875
Telephone: +44 207 577 2669 / 2640
Email: docsconfirms@int.sc.mufg.jp

With a copy to:
EquitySolutions-Notifications@int.sc.mufg.jp;
Michael.Gordon@mufgsecurities.com;
Kathleen.Considine@mufgsecurities.com; and
Mayank.Mohan@mufgsecurities.com

2.                   Calculation Agent. Dealer. Whenever the Calculation Agent is required to act or to exercise judgment in any way with respect to any Transaction hereunder, it will do so in good faith and in a commercially reasonable manner. For the avoidance of doubt, whenever the Calculation Agent is required to make an adjustment pursuant to the terms of this Master Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on a hypothetical equity derivatives dealer, assuming that such hypothetical equity derivatives dealer maintains a commercially reasonable Hedge Position.

Following any adjustment, determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will promptly (but in any event within three Scheduled Trading Days) provide to Counterparty reasonable details regarding the basis for such adjustment, determination or calculation, as the case may be, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or other information that is proprietary or that it is under contractual, legal or regulatory obligations not to disclose.

Notwithstanding anything to the contrary in this Master Confirmation or any Supplemental Confirmation, the Calculation Agent shall not adjust the dates identified as Calculation Dates in the relevant Supplemental Confirmation for any Transaction.

3.                   Additional Mutual Representations, Warranties and Covenants of Each Party. In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party that:

(a)        Eligible Contract Participant. It is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(b)        Accredited Investor. Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act and (iii) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.

4.                   Additional Representations, Warranties and Covenants of Counterparty. In addition to the representations, warranties and covenants in the Agreement, Counterparty represents, warrants and covenants to Dealer on the Trade Date for each Transaction hereunder, that:

(a)      It is not and, during the term of the Transaction, will not be, engaged in any “issuer tender offer” within the meaning of Rule 13e-4 under the Exchange Act and it is not aware of any third party tender offer with respect to the Shares within the meaning of Rule 13e-1 under the Exchange Act.

(b)      It is not entering into any Transaction (i) on the basis of, and is not aware of, any material non-public information with respect to the Shares (or, if applicable, any material non-public information with respect to any Alternative Delivery Property or the issuer of any Alternative Delivery Property), (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self-tender offer or a third-party tender offer in violation of the Exchange Act or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares), in each case in violation of the Exchange Act.

(c)      Each Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of accelerated share repurchase or other structured repurchase transactions to effect the Share buy-back program.

(d)      Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of any Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity.

(e)      As of the Trade Date for each Transaction hereunder, Counterparty’s most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f)       Counterparty shall report each Transaction it determines, based on advice of counsel, is required under the Exchange Act and the rules and regulations thereunder.

(g)      The Shares are not, and Counterparty will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) at any time during any Regulation M Period (as defined below) for any Transaction unless Counterparty has provided written notice to Dealer of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; Counterparty acknowledges that any such notice may cause a Disrupted Day to occur pursuant to Section 5 below; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6 below; “Regulation M Period” means, for any Transaction, (i) the Relevant Period (as defined below) and (ii) the Settlement Valuation Period, if any, for such Transaction. “Relevant Period” means, for any Transaction, the period commencing on the Calculation Period Start Date for such Transaction and ending on the earlier of (i) the Scheduled Termination Date and (ii) the last Additional Relevant Day (as specified in the related Supplemental Confirmation) for such Transaction, or such earlier day as elected by Dealer and communicated to Counterparty on such day (or, if later, the First Acceleration Date without regard to any acceleration thereof pursuant to “Special Provisions for Acquisition Transaction Announcements” below).

(h)      As of the Trade Date, the Prepayment Date, the Initial Share Delivery Date (if applicable) and any Cash Settlement Payment Date with respect to which Cash Settlement is applicable, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and, as of the Trade Date, Counterparty would be able to purchase a number of Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(i)       Counterparty is not and, after giving effect to any Transaction, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(j)       Counterparty has not and will not enter into agreements, other than with Dealer or an affiliate of Dealer or an Other Specified Repurchase Agreement, relating to any transactions similar to the Transactions described herein where any initial hedge period, calculation period, relevant period or settlement valuation period (each however defined) in such other transaction will overlap at any time (including as a result of extensions in such initial hedge period, calculation period, relevant period or settlement valuation period as provided in the relevant agreements) with any Relevant Period or, if applicable, any Settlement Valuation Period under this Master Confirmation. In the event that the initial hedge period, calculation period, relevant period or settlement valuation period in any such other similar transaction overlaps with any Relevant Period or, if applicable, Settlement Valuation Period under this Master Confirmation as a result of any postponement of the Scheduled Termination Date or extension of the Settlement Valuation Period pursuant to “Valuation Disruption” above, Counterparty shall as promptly as practicable under the circumstances amend such transaction to avoid any such overlap. “Other Specified Repurchase Agreement” means, for any Transaction, any other prepaid variable share repurchase agreement that is entered into on the Trade Date for such Transaction and the calculation dates or valuation dates for the transaction under such agreement do not occur on any Calculation Date hereunder.

(k)      Counterparty owns or controls cash, cash equivalents and securities of unaffiliated issuers in excess of USD 100 million.

(l)       Counterparty is not relying, and has not relied upon, Dealer or any of its affiliates with respect to the legal, accounting, tax or other implications of this Agreement and the Transaction and it has conducted its own analyses of the legal, accounting, tax and other implications of this Agreement and the Transaction (including, without limitation, the treatment of the Transaction under any accounting standards). Further, it acknowledges and agrees that neither Dealer nor any affiliate of Dealer has acted as its advisor in any capacity in connection with this Agreement or the transactions contemplated hereby. The Counterparty is entering into this Agreement with a full understanding of all of the terms and risks hereof (economic and otherwise), has adequate expertise in financial matters to evaluate those terms and risks and is capable of assuming (financially and otherwise) those risks.

Additional Representations, Warranties and Covenants of Dealer. In addition to the representations, warranties and covenants in the Agreement, Dealer represents, warrants and covenants to Counterparty that:

(i)	Dealer agrees that, with respect to purchases of Shares by Dealer or any of its affiliates in connection with its hedging activities in relation to any Transaction, Dealer or such affiliate will use commercially reasonable efforts, during any Settlement Valuation Period for any Transaction, to make all purchases of Shares in connection with such Transaction in a manner that would comply with the limitations set forth in clauses (b)(1), (b)(2), (b)(3) and (b)(4) and (c) of Rule 10b-18, as if such rule were applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances reasonably beyond Dealer’s control.

(ii)	Dealer and its affiliates have implemented reasonable policies and procedures, taking into consideration the nature of their business, designed to ensure that individuals making investment decisions related to each Transaction do not violate laws prohibiting trading on the basis of material non-public information.
(iii)	On the last day of the Relevant Period or, if applicable, the Settlement Valuation Period of a Transaction, Dealer shall send a notice to the Designated Dealer as specified in the Supplemental Confirmation, with a copy to Counterparty, notifying the Designated Dealer that any Dealer purchase activity in connection with the Transaction has been completed.

5.                   Regulatory Disruption. In the event that Dealer concludes, in its good faith and commercially reasonable discretion, upon advice of counsel that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer, but provided that such policies or procedures are related to legal, regulatory or self-regulatory issues and are generally applicable in similar situations and applied to any Transaction hereunder in a non-discriminatory manner), for it to refrain from or decrease any market activity in which it would otherwise engage in order to establish or maintain a commercially reasonable Hedge Position in connection with a Transaction on any Scheduled Trading Day or Days during the Calculation Period or, if applicable, the Settlement Valuation Period, Dealer may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Days, subject to the other provisions under “Valuation Disruption” under Section 1 above; provided that if such deemed Market Disruption Event is deemed to have occurred solely in response to any requirements, policies or procedures that have been voluntarily adopted by Dealer, such Scheduled Trading Day or Days will each be a Disrupted Day in full.

6.                   10b5-1 Plan. Counterparty represents, warrants and covenants to Dealer that:

(a)            Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Counterparty acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(b)            Counterparty will not seek to control or influence Dealer’s decision over how, when or whether to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, the price paid per Share pursuant to such purchases, whether such purchases are made on any securities exchange or privately, or Dealer’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.

(c)            Counterparty acknowledges and agrees that any amendment, modification or waiver of this Master Confirmation or the relevant Supplemental Confirmation must be effected in accordance with the requirements for the amendment of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification or waiver shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

7.                   Counterparty Purchases. Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18) shall not, without the prior written consent of Dealer, directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-

18)) during any Relevant Period or, if applicable, Settlement Valuation Period, except through Dealer or an affiliate of Dealer or pursuant to any Other Specified Repurchase Agreement; provided that this Section 7 shall not apply to any (i) privately negotiated, unsolicited or off-market purchase of Shares (or any security convertible into or exchangeable or exercisable for Shares); (ii) purchase of Shares pursuant to the exercise of any stock option or employee benefit or similar arrangement granted to former or current employees, officers, directors, or other affiliates of Counterparty, including the withholding and/or purchase of Shares from holders of such options or other employee benefits or similar arrangements to satisfy payment of the option exercise price (or similar obligation) and/or satisfy tax withholding requirements in connection with the exercise of such option or other employee benefits or similar arrangements; (iii) purchase of Shares from holders of performance shares or units or restricted shares or units to satisfy tax withholding requirements in connection with vesting; (iv) the conversion or exchange by holders of any convertible or exchangeable securities of the Counterparty previously issued; or (v) purchase of Shares effected by or for a plan by an agent independent of Counterparty, in each case, to the extent that such transaction or event does not constitute a “Rule 10b-18 purchase” (as defined in Rule 10b-18).

8.                   Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a)            Counterparty agrees that it:

(i)               will not during the period commencing on the Trade Date through the end of the Relevant Period or, if applicable, the Settlement Valuation Period for any Transaction make, or, to the extent within its control, permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;

(ii)                shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; and

(iii)                shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange following such announcement) provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly after the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders notify Dealer of such occurrence. Counterparty acknowledges that any such notice may cause a Disrupted Day to occur pursuant to Section 5; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6 above.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act, other than, solely for purposes of this Section 8, any such transaction in which the consideration consists solely of cash and there is no valuation period.

9.                   Special Provisions for Acquisition Transaction Announcements. (a) Without prejudice to the provisions in Sections 12.2 and 12.3 of the Equity Definitions relating to the occurrence of a Merger Event or Tender Offer, (i) if an Acquisition Transaction Announcement occurs after the Trade Date and on or prior to any Settlement Date, Cash Settlement Payment Date or other date of payment or delivery in the case of an early termination or cancellation of a Transaction or any portion thereof for any Transaction, then the Number of Shares to be Delivered for such Transaction shall each be determined by making a commercially reasonable adjustment to the Forward Price Adjustment Amount solely to account for the economic effect of such Acquisition Transaction Announcement, provided that the Forward Price Adjustment Amount shall not be less than zero and (ii) if an Acquisition

Transaction Announcement occurs after the Trade Date, but prior to the First Acceleration Date of any Transaction, the First Acceleration Date shall be the date of such Acquisition Transaction Announcement.

(b)            “Acquisition Transaction Announcement” means (i) the announcement of an event that, if consummated, would result in an Acquisition Transaction, (ii) an announcement that Issuer or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding that, if consummated, would result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that includes (as stated in such announcement), an Acquisition Transaction, (iv) any other announcement that in the reasonable judgment of the Calculation Agent is reasonably likely to result in an Acquisition Transaction, or (v) any announcement of any change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, letter of intent, understanding or intention). For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement, made by the Issuer or other party to the Acquisition Transaction.

(c)            “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition, the definition of Merger Event shall be read with the references therein to “100%” being replaced by “25%” and references to “50%” being replaced by “66.7%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction (provided that, for purposes of this Section 9, the Merger Transaction involves consideration (x) valued in excess of 30% of the market capitalization of Counterparty measured immediately prior to the relevant time of such announcement or (y) consisting of a number of Shares that exceeds 30% of the number of outstanding Shares on the relevant date and immediately prior to such announcement) or any other transaction involving the merger of Issuer with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Issuer, (iii) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Issuer or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Issuer or its subsidiaries exceeds 30% of the market capitalization of Issuer measured immediately prior to the relevant time of such announcement and (v) any transaction in which Issuer or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise); provided that, notwithstanding the foregoing, it shall not constitute an Acquisition Transaction if the relevant transaction or event is solely between Counterparty and one or more of Counterparty’s wholly owned subsidiaries, or solely between one or more wholly owned subsidiaries of Counterparty and one or more of Counterparty’s wholly owned subsidiaries.

10.	Acknowledgments.

(a)            The parties hereto intend for:

(i)            each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

(ii)            the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;

(iii)            a party’s right to liquidate, terminate or accelerate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and

(iv)            all payments for, under or in connection with each Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Prepayment Amount) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

(b)            Counterparty acknowledges that:

(i)       during the term of any Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;

(ii)       Dealer and its affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with hedging activities in relation to any Transaction, including acting as agent or as principal and for its own account or on behalf of customers;

(iii)       Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the VWAP Price;

(iv)       any market activities of Dealer and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and VWAP Price, each in a manner that may be adverse to Counterparty; and

(v)       each Transaction is a derivatives transaction in which it has granted Dealer an option; Dealer may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction.

11.                Capacity of Dealer. The parties acknowledge and agree that Dealer is not a U.S. registered broker-dealer, and that its participation in this Agreement and any Transaction is pursuant and subject to Rule 15a-6. The parties acknowledge and agree that Dealer’s U.S. registered broker-dealer affiliate, MUFG Securities Americas Inc. (its “U.S. Affiliate”), will act as Dealer’s chaperone for purposes of the activities contemplated in this Agreement, and that any reference to any obligation of Dealer in this Agreement, shall – to the extent that such obligations are required to be carried out by a registered broker or dealer under Rule 15a-6 – be deemed to be a requirement that Dealer procure that U.S. Affiliate perform such obligations. Such obligations include but are not limited to effecting transactions, issuing confirmations, maintaining books and records, participating in oral communications, and obtaining certain representations and consents.

12.                Amendments to Equity Definitions.

(i)	Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “a material economic effect on the relevant Transaction”;
(ii)	Section 11.2(c) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” with “a material economic effect on the relevant Transaction” in the fifth line thereof, (ii) replacing the words “diluting or concentrative” in the sixth to last line thereof with “material economic”, and (iii) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, stock loan rate or liquidity relative to the relevant Shares)”;
(iii)	Section 11.2(e)(vii) of the Equity Definitions is hereby amended by (i) deleting the word “event” and replacing it with the words “corporate action by the Issuer” and (ii) deleting the words

“diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “material economic effect on the relevant Transaction”;

(iv)	Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”; and
(v)	Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (B) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence.

13.                No Collateral. The parties hereto acknowledge that no Transaction hereunder is secured by any collateral that would otherwise secure the obligations of Counterparty herein or pursuant to the Agreement.

14.                No Set-off or Netting. Except to the extent that “Multiple Transaction Payment Netting” applies pursuant to Section 2(c) of the Agreement, obligations under the Transactions shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and no obligations of the parties other than under the Transactions shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under any Transaction, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of set-off, netting or recoupment.

“Equity Contract” means any transaction or instrument that does not convey to Dealer rights, or the ability to assert claims, that are senior to the rights and claims of common stockholders in the event of Counterparty’s bankruptcy.

15.                Delivery of Shares. Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date. For the avoidance of doubt, in no event shall Counterparty be obligated to return any Shares delivered by Dealer pursuant to this provision.

16.                Early Termination. In the event that (i) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction (except as a result of a Merger Event in which the consideration or proceeds to be paid to all holders of Shares consists solely of cash) or (ii) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event, if either party would owe any amount to the other party pursuant to Section 6(e) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Amount”), then, in lieu of any payment of such Payment Amount, unless Counterparty makes an election that the provisions of this Section 16 providing for the delivery of Shares or Alternative Delivery Units, as the case may be, shall not apply (such election to be made no later than the Early Termination Date or the date on which such Transaction is terminated or cancelled), Counterparty or Dealer, as the case may be, shall deliver to the other party a number of Shares (or, in the case of a Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Merger Event, as the case may be (each such unit, an “Alternative Delivery Unit” and, the securities or property comprising such unit, “Alternative Delivery Property”)) with a value equal to the Payment Amount, as determined by the Calculation Agent over a commercially reasonable period of time (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including the market price of the Shares or Alternative Delivery Property on the date of early termination and, if such delivery is made by Dealer, the prices at which Dealer purchases in a commercially reasonable manner Shares or Alternative Delivery Property to fulfill its delivery obligations under this Section 16); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Merger Event involves a choice of consideration to be received by all holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash; and provided further that Counterparty shall make the representation in Section 4(b) as of the date of such election. If such delivery is made by Counterparty, paragraphs 2 through 7 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement applied, (i) the Settlement Method Election Date and the Cash Settlement Payment Date were the Early Termination Date or the date on which such Transaction is terminated or cancelled, as applicable, (ii)the Forward Cash Settlement Amount were zero (0) minus the Payment Amount owed by Counterparty (and, for the avoidance of doubt, the definitions of Settlement Price and Settlement Valuation Period shall not apply) and (iii) in the case of a Merger Event, references to “Shares” shall be references to “Alternative Delivery Units”.

17.                Payment Date upon Early Termination. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, if Counterparty is entitled to receive or obligated to deliver Shares or Alternative Delivery Property in accordance with Section 16, such Shares or Alternative Delivery Property shall be delivered on the date selected by the Calculation Agent as promptly as practicable.

18.                Automatic Termination Provisions. Notwithstanding anything to the contrary in Section 6 of the Agreement, if a Termination Price and an Automatic Termination Trigger are specified in any Supplemental Confirmation, then an Additional Termination Event with Counterparty as the sole Affected Party and the Transaction to which such Supplemental Confirmation relates as the sole Affected Transaction will automatically occur without any notice or action by Dealer or Counterparty if the closing price per Share on the Exchange for a number of consecutive Exchange Business Days equal to the Automatic Termination Trigger during the period from, but excluding, the Trade Date to, and including, the First Acceleration Date is below such Termination Price. In such an instance, the last Exchange Business Day of the Automatic Termination Trigger will be the “Early Termination Date” for purposes of the Agreement.

19.                Delivery of Cash. For the avoidance of doubt, nothing in this Master Confirmation shall be interpreted as requiring Counterparty to deliver cash in respect of the settlement of the Transactions contemplated by this Master Confirmation following payment by Counterparty of the relevant Prepayment Amount, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, as in effect on the relevant Trade Date (including, without limitation, where Counterparty so elects to deliver cash or fails timely to elect to deliver Shares or Alternative Delivery Property in respect of the settlement of such Transactions).

20.                Extraordinary Dividend. If Counterparty declares any Extraordinary Dividend that has an ex-dividend date during the period commencing on the Trade Date for any Transaction and ending of the last day of the Relevant Dividend Period for such Transaction, then prior to or on the date on which such Extraordinary Dividend is paid by Counterparty to holders of record, Counterparty shall pay to Dealer, for each Transaction under this Master Confirmation, an amount in cash equal to the product of (i) the amount of such Extraordinary Dividend and (ii) the theoretical short delta number of shares, if any, as of the opening of business on the related ex-dividend date, as determined by the Calculation Agent, required for Dealer to hedge its exposure to such Transaction.

21.                Claim in Bankruptcy. Dealer acknowledges and agrees that this Master Confirmation is not intended to convey to it rights with respect to the Transactions that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.

22.               Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Master Confirmation, any Supplemental Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Master Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law or Illegality (as defined in the Agreement)).

23.                Tax

(a)       Payer Tax Representations. For the purpose of Section 3(e) of this Agreement, Counterparty will make the following representation and Dealer will make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or documents under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)        Payee Tax Representations. For the purpose of Section 3(f) of the Agreement, Counterparty and Dealer make the representations specified below:

Counterparty makes the following representations:

Counterparty is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations (the “Regulations”)) for United States federal income tax purposes.

Dealer makes the following representations:

Dealer is a “non-U.S. branch of a foreign person” as that term is used in Section 1.1441-4(a)(3)(ii) of the Regulations, and it is a “foreign person” as that term is used in Section 1.6041-4(a)(4) of the Regulations.

Dealer is a “Qualified Derivatives Dealer”, as defined for purposes of Chapter 3 of the United States Internal Revenue Code of 1986, as amended, and is acting as a principal with respect to any Transaction under this Master Confirmation.

(c)        Tax Documents. Section 4(a)(iii) of the Agreement is hereby amended by adding prior to the existing text: “upon the earlier of learning that any such form or document is required or”.

(d)       Change of Account. Section 2(b) of the Agreement is hereby amended by the addition of the following after the word “delivery” in the first line thereof: “to another account in the same legal and tax jurisdiction”.

(e)       ISDA 2015 Section 871(m) Protocol. The parties agree that the definitions and provisions contained in the Attachment to the ISDA 2015 Section 871(m) Protocol, as published by the International Swaps and Derivatives Association, Inc., are incorporated into and apply to this Master Confirmation and any Transaction hereunder as if set forth in full herein.

(f)       Foreign Account Tax Compliance Act. The parties agree that the definitions and provisions contained in the ISDA 2012 FATCA Protocol as published by the International Swaps and Derivatives Association, Inc. on August 15, 2012, are incorporated into and apply to the Agreement as if set forth in full herein.

(g)       Tax Forms. Counterparty shall provide to Dealer a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Master Confirmation and (ii) promptly upon learning that any such tax form previously provided by Counterparty has become obsolete or incorrect.  The Dealer shall provide to Counterparty a valid United States Internal Revenue Service Form W-8IMY (including, if required, a withholding statement identifying this Agreement) certifying that the Dealer is a “Qualified Derivatives Dealer” (i) upon the execution of this Master Confirmation, (ii) promptly upon reasonable demand by

Counterparty and (iii) promptly upon learning that any such form previously provided by the Dealer has become invalid, obsolete or incorrect

24.                EMIR Portfolio Reconciliation and NFC Representation Protocol

(a)     2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. The parties agree that the terms of the Attachment to the 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on July 19, 2013 (“Protocol”) apply to this Agreement as if the parties had adhered to the Protocol without amendment. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Section 24(a) (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into this Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to this Agreement (and each “Protocol Covered Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Agreement. For the purposes of this Section 24(a):

(i) Dealer is a Portfolio Data Sending Entity and Counterparty is a Portfolio Data Receiving Entity.

(ii) Dealer and Counterparty may use a Third Party Service Provider, and each of Dealer and Counterparty consents to such use including the communication of the relevant data in relation to Dealer and Counterparty to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity.

(iii) The Local Business Days for such purposes in relation to Dealer are London, and in relation to Counterparty are New York.

(iv) The provisions in this paragraph shall survive the termination of this Agreement.

(v) The following are the applicable email addresses.

Portfolio Data:

Dealer: OPS-ClientValuations@int.sc.mufg.jp

Counterparty: To be provided by Counterparty

Notice of discrepancy:

Dealer: OPS-ClientValuations@int.sc.mufg.jp

Counterparty: To be provided by Counterparty

Dispute Notice:

Dealer: OPS-ClientValuations@int.sc.mufg.jp

Counterparty: To be provided by Counterparty

(b)    NFC Representation Protocol. The parties agree that the provisions set out in the Attachment to the ISDA 2013 EMIR NFC Representation Protocol published by ISDA on March 8, 2013 (the “NFC Representation Protocol”) shall apply to this Agreement as if each party were an Adhering Party under the terms of the NFC Representation Protocol. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this paragraph 24(b) (and references to “the relevant Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be “enters into this Agreement”, (iii) references to “Covered Master Agreement” shall be deemed to be references to this Agreement (and each “Covered Master Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Agreement. The Counterparty confirms that it enters into this Agreement as a party making the NFC Representation (as such term is defined in the NFC Representation Protocol). The Counterparty shall promptly send any required notification under the NFC Representation Protocol to Dealer (with a copy to MUSICMP.EMIREnquiries@int.sc.mufg.jp).

25.                Transaction Reporting - Consent for Disclosure of Information.

Notwithstanding anything to the contrary herein or in the Agreement or any non-disclosure, confidentiality or other agreements entered into between the parties from time to time, each party hereby consents to the Disclosure of information (the “Reporting Consent”):

(i)	to the extent required by, or necessary in order to comply with, any applicable law, rule or regulation which mandates Disclosure of transaction and similar information or to the extent required by, or necessary in order to comply with, any order, request or directive regarding Disclosure of transaction and similar information issued by any relevant authority or body or agency (“Reporting Requirements”); or
(ii)	to and between the other party’s head office, branches or affiliates; to any person, agent, third party or entity who provides services to such other party or its head office, branches or affiliates; to a Market; or to any trade data repository or any systems or services operated by any trade repository or Market, in each case, in connection with such Reporting Requirements.

“Disclosure” means disclosure, reporting, retention, or any action similar or analogous to any of the aforementioned.

“Market” means any exchange, regulated market, clearing house, central clearing counterparty or multilateral trading facility.

Disclosures made pursuant to this Reporting Consent may include, without limitation, Disclosure of information relating to disputes over transactions between the parties, a party’s identity, and certain transaction and pricing data and may result in such information becoming available to the public or recipients in a jurisdiction which may have a different level of protection for personal data from that of the relevant party’s home jurisdiction.

This Reporting Consent shall be deemed to constitute an agreement between the parties with respect to Disclosure in general and shall survive the termination of this Master Confirmation. No amendment to or termination of this Reporting Consent shall be effective unless such amendment or termination is made in writing between the parties and specifically refers to this Reporting Consent.

26.                Contractual Recognition of Bail-In (United Kingdom)

(1) Notwithstanding anything to the contrary in the Agreement or in any other agreement, arrangement or understanding among the parties, each party acknowledges and accepts that liabilities arising under the Agreement (other than Excluded Liabilities) may be subject to the exercise of the UK Bail-in Power by the relevant resolution authority and agrees and consents to, and acknowledges and accepts to be bound by, any Bail-in Action and the effects thereof (including any variation, modification and/or amendment to the terms of the Agreement as may be necessary to give effect to any such Bail-in Action), which if the Bail-in Termination Amount is payable by the BRRD Party to the Creditor Counterparty may include, without limitation:

(i)	a reduction, in full or in part, of the Bail-in Termination Amount; and/or
(ii)	a conversion of all, or a portion of, the Bail-in Termination Amount into shares or other instruments of ownership, in which case the Creditor Counterparty acknowledges and accepts that any such shares or other instruments of ownership may be issued to or conferred upon it as a result of the Bail-in Action.

(2) Each party acknowledges and accepts that this provision is exhaustive on the matters described herein to the exclusion of any other agreements, arrangements or understanding between the parties relating to the subject matter of the Agreement and that no further notice shall be required between the parties pursuant to the Agreement in to order to give effect to the matters described herein.

(3) The acknowledgements and acceptances contained in paragraphs (1) and (2) above will not apply if:

(i)	the relevant resolution authority determines that the liabilities arising under the Agreement may be subject to the exercise of the UK Bail-in Power pursuant to the law of a third country governing such liabilities or a binding agreement concluded with such third country and in either case the UK Regulations have been amended to reflect such determination; and/or
(ii)	the UK Regulations have been repealed or amended in such a way as to remove the requirement for either party to give or obtain the acknowledgements and acceptances contained in paragraphs (1) and (2).

(4) Definitions.

“Bail-in Action” means the exercise of the UK Bail-in Power by the relevant resolution authority in respect of any transaction under the Agreement.

“Bail-in Termination Amount” means the early termination amount or early termination amounts (howsoever described), together with any accrued but unpaid interest thereon, in respect of all transactions (or if the Bail-in Action is exercised only with respect to transactions in one or more netting sets, all transactions relating to such netting set(s), as applicable) under the Agreement (before, for the avoidance of doubt, any such amount is written down or converted by the relevant resolution authority).

“BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“BRRD Party” means the party in respect of which the UK Bail-in Power has been exercised by the relevant resolution authority.

“Creditor Counterparty” means the party which is not the BRRD Party.

“Excluded Liabilities” means liabilities excluded from the scope of the contractual recognition of bail-in requirement pursuant to the UK Regulations.

“UK Bail-in Power” means any write-down or conversion power existing from time to time (including, without limitation, any power to amend or alter the maturity of eligible liabilities of an institution under resolution or amend the amount of interest payable under such eligible liabilities or the date on which interest becomes payable, including by suspending payment for a temporary period) under, and exercised in compliance with, the UK Regulations.

“UK Regulations” means any laws, regulations, rules or requirements in effect in the United Kingdom relating to the transposition of the BRRD as amended from time to time, including but not limited to, the Banking Act 2009 as amended from time to time, and the instruments, rules and standards created thereunder, pursuant to which the obligations of a regulated entity (or other affiliate of a regulated entity) can be reduced (including to zero), cancelled or converted into shares, other securities, or other obligations of such regulated entity or any other person.

A reference to a “regulated entity” is to any BRRD Undertaking as such term is defined under the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority or to any person falling within IFPRU 11.6, of the FCA Handbook promulgated by the United Kingdom Financial Conduct Authority, both as amended from time to time, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies.

27.                Special Resolution Regime Termination Right

(i).	Upon the occurrence of a Crisis Prevention Measure, Crisis Management Measure or a Recognised Third-Country Resolution Action (each as defined in section 48Z(1) of the UK Banking Act 2009) and/or any Bail-in Action in relation to Dealer, Counterparty shall be entitled to exercise termination rights under, or rights to enforce its rights, in connection with this Agreement, to the extent that it would be entitled to do so under the Special Resolution Regime (as defined in the UK Banking Act 2009) if this Agreement were governed by the laws of any part of the United Kingdom.
(ii).	For the purposes of clause (i) above, Section 48Z of the U.K. Banking Act 2009 is to be disregarded to the extent that it relates to a Crisis Prevention Measure other than the making of a "mandatory reduction instrument" by the Bank of England under section 6B of the U.K. Banking Act 2009.

28.                Governing Law. The Agreement, this Master Confirmation, each Supplemental Confirmation, and all matters arising in connection with the Agreement, this Master Confirmation and each Supplemental Confirmation shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law).

29.	Offices.

(a)	The Office of Dealer for each Transaction is: Ropemaker Place, 25 Ropemaker Street, London EC2Y 9AJ United Kingdom

(b)	The Office of Counterparty for each Transaction is: Not applicable

30.                Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS MASTER CONFIRMATION, ANY SUPPLEMENTAL CONFIRMATION, ANY TRANSACTION HEREUNDER AND/OR ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT, THIS MASTER CONFIRMATION, ANY SUPPLEMENTAL CONFIRMATION AND/OR ANY TRANSACTION HEREUNDER.

31.                Submission to Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK, IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS MASTER CONFIRMATION, ANY SUPPLEMENTAL CONFIRMATION AND/OR ANY TRANSACTION HEREUNDER.

32.                Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

[signature page to follow]

Counterparty hereby agrees (a) to check this Master Confirmation carefully and promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to any particular Transaction to which this Master Confirmation relates, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and promptly returning an executed copy to Dealer.

Yours faithfully,

MUFG SECURITIES EMEA PLC

		By:	/s/ Michael O’Donovan
Name: Michael O’Donovan
Title: Authorized Signatory

Agreed and Accepted By:

Tiffany & Co.

By:	/s/ Mark J. Erceg, CFA
Name: Mark J. Erceg
Title: Authorized Signatory

SCHEDULE A

SUPPLEMENTAL CONFIRMATION

To:	Tiffany & Co. 200 5th Avenue New York, New York 10010 United States of America

From:	MUFG Securities EMEA plc Ropemaker Place, 25 Ropemaker Street London EC2Y 9AJ United Kingdom

Re:	Accelerated Stock Repurchase

Ref. No:	[Insert Reference No.]

Date:	[Insert Date]

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between MUFG Securities EMEA plc (“Dealer”) and Tiffany & Co. (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.       This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of May 31, 2018 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2.       The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[●]

Forward Price Adjustment Amount:	An amount in USD equal to [●]% multiplied by the Forward Price.

Calculation Period Start Date:	[●]

Calculation Dates:	See Exhibit A attached hereto; provided that, if the Scheduled Termination Date is postponed in accordance with the terms of the Master Confirmation or if there is a Settlement Valuation Period, the Calculation Agent shall add additional Calculation Dates as necessary, beginning with [●] and continuing with every other Scheduled Trading Day thereafter.

Scheduled Termination Date:	[●]

First Acceleration Date:	[●]

A member of MUFG, a global financial group

Registered in England No: 1698498, Registered Office: Ropemaker Place, 25 Ropemaker Street, London EC2Y 9AJ
Authorised by the Prudentia l Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority.

Prepayment Amount:	USD [●]

Prepayment Date:	The Initial Share Delivery Date.

Initial Shares:	[●] Shares

Initial Share Delivery Date:	[●]

Ordinary Dividend Amount:	For any calendar quarter, USD [●]

Scheduled Ex-Dividend Dates:	[●]

Termination Price:	USD [●] per Share

Additional Relevant Days:	The three Exchange Business Days immediately following the Calculation Period.

Regulatory Event:	[Applicable / Not applicable]

Automatic Termination Trigger:	[●] Exchange Business Days

Other Provisions:	[●]

Designated Dealer:	[●]. All notices to the Designated Dealer shall be sent to [●].

Reserved Shares:	[●] Shares

3.       Counterparty represents and warrants to Dealer that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs.

4.       This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

[signature page to follow]

Schedule A– 2

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction to which this Supplemental Confirmation relates, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and promptly returning an executed copy to Dealer.

Yours sincerely,

MUFG SECURITIES EMEA PLC

By:
Authorized Signatory

Agreed and Accepted By:

Tiffany & Co.

By:
Name:
Title:

EXHIBIT A TO SUPPLEMENTAL CONFIRMATION

[insert Calculation Dates]

ANNEX A

COUNTERPARTY SETTLEMENT PROVISIONS

1.       The following Counterparty Settlement Provisions shall apply to the extent indicated under the Master Confirmation:

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party acknowledges its responsibilities under the federal securities laws and, in particular, Sections 9 and 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of any Settlement Method Election.

Electing Party:	Counterparty

Settlement Method
Election Date:	The first day of the Settlement Valuation Period.

Default Settlement Method:	Net Share Settlement

Forward Cash Settlement
Amount:	An amount equal to the Number of Shares to be Delivered multiplied by the Settlement Price.

Settlement Price:	The average of the VWAP Prices for the Calculation Dates in the Settlement Valuation Period, subject to Valuation Disruption as specified in the Master Confirmation.

Settlement Valuation Period:	A number of Calculation Dates required to unwind a commercially reasonably hedge position in a commercially reasonable manner, determined by the Calculation Agent in good faith and notified to the Counterparty in advance of the start of the Settlement Valuation Period, beginning on:

(i)	if no Partial Accelerations occur in connection with the relevant Transaction, the earlier of (a) the Calculation Date immediately following the Scheduled Termination Date and (b) the second Calculation Date immediately following the Termination Date, or

(ii)	if any Partial Acceleration occurs in connection with the relevant Transaction, the earlier of (a) the Calculation Date immediately following the Scheduled Termination Date and (b) as selected by Dealer in its reasonable discretion, the second Calculation Date immediately following either (x) the Termination Date corresponding to the last Partial Acceleration under the relevant Transaction or (y) the Termination Date corresponding to such Partial Acceleration.

Cash Settlement:	If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Cash Settlement
Payment Date:	The date that is one Settlement Cycle immediately following the last day of the Settlement Valuation Period.

Net Share Settlement
Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

2.       Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value determined by the Calculation Agent in a commercially reasonable manner (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount).

3. Counterparty may deliver Registered Settlement Shares pursuant to paragraph 2 above only if:

(a)       a registration statement covering public resale of the Registered Settlement Shares by Dealer (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; and a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Dealer, in such quantities as Dealer shall reasonably have requested, on or prior to the date of delivery;

(b)       the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Dealer and consistent with the form and content of prospectuses used by Dealer in underwritten equity offerings of similar size by issuers similar to Counterparty;

(c)       as of or prior to the date of delivery, Dealer and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities of similar size by issuers similar to Counterparty (provided that prior to receiving or being granted access to any such information, Dealer and any such agent may be required by Counterparty to enter into a nondisclosure agreement reasonably satisfactory to each party in respect of any such due diligence investigation) and the results of such investigation are, in the judgment of counsel to Dealer, sufficient for Dealer to conclude that it conducted a reasonable investigation within the meaning of Section 11 of the Securities Act; and

(d)       as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Dealer in connection with the public resale of the Registered Settlement Shares by Dealer substantially similar to underwriting agreements customary for underwritten offerings of equity securities of similar size by issuers similar to Counterparty, in form and substance reasonably satisfactory to Dealer, which Underwriting Agreement shall include, without limitation, reasonable and customary provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters for underwritten offerings of equity securities of similar size by issuers similar to Counterparty.

4.       If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:

(a)       all Unregistered Settlement Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;

(b)       as of or prior to the date of delivery, Dealer and any potential purchaser of any such shares from Dealer (or any affiliate of Dealer designated by Dealer) reasonably identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities of similar size by issuers similar to Counterparty (including, without limitation, the right to have made available to it for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by it); provided that prior to receiving or being granted access to any such information, Dealer or such potential purchaser, as the case may be, may be required by Counterparty to enter into a nondisclosure agreement reasonably satisfactory to each party with Counterparty in respect of any such due diligence investigation;

Annex A – 2

(c)       as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size by issuers similar to Counterparty, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, customary provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters for private placements of equity securities of similar size by issuers similar to Counterparty, and shall provide for the payment by Counterparty of a customary portion of all reasonable and documented out-of-pocket fees and expenses of Dealer (and any such affiliate) in connection with such resale, including, without limitation, all reasonable fees and out-of-pocket expenses of counsel for Dealer, and shall contain such customary representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

(d)       in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), Counterparty shall, if so reasonably requested by Dealer, prepare, in cooperation with Dealer, a customary private placement memorandum in form and substance reasonably satisfactory to Dealer and consistent with the form and content of private placement memoranda used by Dealer in private placements of equity securities of similar size by issuers similar to Counterparty.

5.       Dealer, itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell in a commercially reasonable manner all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to Dealer pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales is equal to (or as close as reasonably practicable to) the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by Dealer, the Selling Agent or any underwriter(s), net of any commercially reasonable fees and commissions (including, without limitation, commercially reasonable underwriting or placement fees) customary for similar equity offerings of similar size by issuers similar to Counterparty under similar circumstances at the time of the offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Shares (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Dealer will refund, in USD, such excess in cash to Counterparty on the date that is three (3) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Dealer shall return to Counterparty on that date such unsold Shares.

6.       If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made and notified to Counterparty, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Dealer, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to Dealer additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), in such number as the Calculation Agent reasonably believes would have a market value on the date of delivery equal to the Shortfall, on the first Clearance System Business Day which is also an Exchange Business Day following the date the Calculation Agent notifies Counterparty of such number. Such Makewhole Shares shall be sold by Dealer in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to Dealer further Makewhole Shares until such Shortfall has been reduced to zero.

7.       Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares and Makewhole Shares be greater than the Reserved Shares minus the amount of any Shares actually delivered by Counterparty under any other Transaction(s) under this Master Confirmation (the result of such calculation, the “Capped Number”). Counterparty represents and warrants (which shall be deemed to be repeated on each day that a

Annex A – 3

Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:

A – B

Where	A = the number of authorized but unissued shares of the Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and

B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.

“Reserved Shares” means the aggregate of the numbers of Shares specified as such in the Supplemental Confirmation for each outstanding Transaction.

Annex A – 4